World Headquarters 14901 S. Orange Blossom Trail Orlando, FL 32837 Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353

Contact:    Teresa Burchfield        407-826-4560

Tupperware Brands Reports Second-Quarter Results

•	Sales Up 18%, 10% in local currency

•	GAAP diluted earnings per share $0.56; $0.75, up 29% (15% in local currency), excluding items impacting comparability

•	Full Year Sales and Earnings per Share Outlook Raised

Tupperware Segments’ Sales Grow 19% and Beauty Segments’ Sales Grow 17%; Second Quarter Active Representatives Increase 10%

Orlando, Fla., July 23, 2008 – (NYSE: TUP) Tupperware Brands Corporation today reported its fifth consecutive quarter of double-digit sales growth. Second quarter 2008 sales grew 18% year over year (10% in local currency) to $584 million with growth in all 5 segments.

Chairman and CEO, Rick Goings commented, "We are pleased to report another quarter of double-digit sales growth with contributions from all segments. Even with a back drop of spotty economic conditions in some of our markets, we are optimistic entering the third quarter with a double-digit sales force size advantage. Our geographic and product diversity coupled with our emerging market presence continues to act as a natural hedge to help mitigate challenges we see in isolated markets.”

“Our gross margin percentage remained strong in the quarter even with the big increase in oil and natural gas prices. The 66% gross margin in this year’s second quarter was essentially in line with the prior year. Given our relatively low cost of sales, to date we’ve been able to mitigate the impact of rising resin costs. This reflects our product category mix of 35% consumables and 65% durables; the mix of the resins we use, with about 40% more highly engineered where there has been less cost pressure; pricing in line with consumer inflation in each market; and managing our sales mix given our price points and promotional strategies. Resins used in our Tupperware products account for about 17% of our overall cost of goods sold and about 6% of sales. Our current expectations for resin costs going forward are factored into our raised earnings outlook for the remainder of the year.”

"We expect to continue to achieve local currency sales growth in the second half of the year and have raised our full-year sales guidance range by 1 point, now calling for an increase in sales in the 14% to 16% range (7% to 9% in local currency). This includes full year mid-teen local currency growth from the approximately 50% of our business that we generate in emerging market economies and, on average, a low single digit growth rate from the remainder of our business that comes from markets operating in established economies.”
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“We are also raising our GAAP diluted earnings per share guidance range to $2.54 to $2.59 versus our previous guidance of $2.44 to $2.54. This reflects a 5 cent increase versus our previous guidance from higher profit from our segments and a 1-point improvement in our tax rate. We’re also raising our adjusted full-year diluted earnings per share range today by 5 cents to $2.77 to $2.82 versus our previous guidance of $2.67 to $2.77. We’ve also raised by $10 million our full-year expectation for cash flow from operating activities, net of cash outflow from investing activities, to $110 to $120 million.” See detail in Non-GAAP Financial Measures Outlook Reconciliation Schedule.

In the second quarter of 2008, diluted earnings per share was 56 cents, equal with last year. This year’s results included a non-cash impairment charge related to purchase accounting intangibles of $9.0 million (13 cents per share). Excluding this charge and certain other adjustment items impacting comparability, earnings per share rose to 75 cents from 58 cents in 2007, or 29% (15% in local currency). This diluted earnings per share number was 8 cents above the high end of the guidance range given by the Company in April from better than expected results in the Tupperware Europe and Asia Pacific and Beauty Other segments and a lower tax rate. Versus 2007, stronger foreign currencies had a 7 cent positive impact on the comparison, at the low end of the previous guidance range of 7 to 9 cents. Profit from the segments rose 24% (15% in local currency). See detail in Non-GAAP Financial Measures Reconciliation Schedule.

Tupperware Brands will conduct a conference call tomorrow, Thursday, July 24, at 10:00 am Eastern time. The conference call will be webcast and archived, along with a copy of this news release on www.tupperwarebrands.com.

Second Quarter Segment Highlights*

Tupperware Segments

In Europe, second quarter sales rose by 25% (12% in local currency) over the prior year. The positive sales force trends continued in the emerging markets leading to 38% (32% in local currency) growth coming most notably in Russia, Turkey and Tupperware South Africa. Established markets grew 20% (4% in local currency) with Germany achieving a 2% local currency sales increase, its third consecutive quarter of year-over-year improvement. The total sales force size advantage for the whole segment at the end of the quarter was 16%; which included an 11 percentage point improvement in the quarter in the year-over-year sales force size comparison in Germany, from -8% at the end of the first quarter to +3%. The average active sales force for the segment was up 8%. Segment profit increased 21% (9% in local currency) reflecting a slight decrease in return on sales mainly from additional promotional investment in sales force recruiting in Germany.

Asia Pacific achieved a 23% (13% in local currency) sales increase with emerging markets up 36% (33% in local currency) led by strong double-digit growth in Indonesia, Malaysia/Singapore and China. The established markets were up 14% (-1% in local currency) reflecting lower sales in Japan partially offset by a double-digit sales increase in Australia/New Zealand. Total sale force was up 26% and the number of active sellers was up 14% led by Indonesia, India and Malaysia/Singapore. Operating profit increased 48% (35% in local currency), an improvement in return on sales of 3 percentage points, primarily reflecting leverage from the higher sales in the emerging markets.

Tupperware North America had 3% (1% in local currency) higher sales, reflecting an increase in Mexico and a slight decrease in the U.S./Canadian market. The quarter end total sales force size was up 7% versus the prior year and active sellers in the segment were up 19%. There was a 12% increase (9% in local currency) in operating profit primarily reflecting a better gross margin percentage as a result of leverage from higher production volume and sales mix.

* Amounts discussed in Segment Highlights are on a GAAP basis including purchase accounting amortization. See Non-GAAP Financial Measures Reconciliation Schedule for information excluding this item.
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Beauty Segments

In the Beauty North America segment, a 10% (6% in local currency) sales increase reflected a low-double-digit increase by Fuller Mexico and a low-single-digit increase by BeautiControl North America. Total sales force size increased 7% coming primarily from Fuller Mexico. The active sales force was up 10%. Segment profit was in line with last year (down 4% in local currency), reflecting a lower return on sales, principally at BeautiControl.

The Beauty Other segment achieved a 32% (21% in local currency) sales increase, reflecting higher sales forces and sales throughout Central and South America, most notably in Venezuela, Brazil and Argentina. The Nutrimetics units were down slightly in local currency as a group. The total sales force in the segment was up 10% and the active sales force was up 9% in the quarter. The segment had a small loss of $0.4 million in the quarter, versus a $3.4 million dollar loss in the prior year. The improvement was primarily from the profit associated with higher sales in Tupperware Brazil and Venezuela.

Year to Date Results

For the first half of 2008 total company sales grew 19% (10% in local currency) to $1.1 billion. The Tupperware brand segments grew 20% (10% in local currency) and the Beauty brand segments by 16% (10% in local currency). Businesses operating in emerging markets, comprising 49% of total company sales, grew 25% (19% in local currency) and the remaining businesses that operate in established markets grew 13% (2% in local currency). The total sales force was 12% higher at the end of June versus the prior year, and active sellers were up 10% for the year-to-date period. Profit from the operating segments rose 26% (17% in local currency), driven primarily by an increase in profit in the Tupperware Europe and Asia Pacific segments led by the emerging markets, notably Russia, South Africa, China and Indonesia, as well as the established markets of Australia and France. Diluted earnings per share was $1.07, up 22% (6% in local currency). Excluding certain adjustment items for the first half of 2008, diluted earnings per share was $1.31, up 39% (23% in local currency).

2008 Outlook

The full year 2008 sales guidance is raised 1 percentage point compared with April 2008, to an increase of 14 to 16% versus 2007 (7 to 9% increase in local currency) and the GAAP diluted earnings per share outlook is raised 5 cents and is expected to be $2.54 to $2.59, including a 23 to 25 cent benefit versus 2007 from stronger foreign currencies. Excluding certain adjustment items full-year diluted earnings per share guidance is also raised 5 cents to $2.77 to $2.82, up 12% to 14% in local currency compared with 2007, versus 8 to 12% previously (see detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule). The new outlook includes gains from property sales and insurance settlements in the second half of the year, which offset the impact of the non-cash impairment charge recorded in the second quarter, none of which were included in the Company’s previous full-year outlook.

Including the benefit of stronger foreign currencies, sales in the Tupperware segments are expected to increase 15% to 17% and in the Beauty segments to increase 12% to 14%. Both are expected to increase 7 to 9% in local currency. The GAAP segment profit return on sales in the Tupperware segments is expected to be even with, to slightly higher than, 2007. The GAAP return on sales in the Beauty North America segment is expected to be even with to slightly lower than 2007, and a small loss of less than the purchase accounting amortization recorded in this segment is expected in Beauty Other.

Third Quarter 2008 Outlook

Third quarter sales are projected to increase 13 to 15% (6 to 8% in local currency) and GAAP diluted earnings per share is expected to be 39 to 44 cents versus 11 cents last year. Excluding certain
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adjustment items diluted earnings per share is expected to be 37 to 42 cents versus 37 cents last year. This includes a 5 to 6 cent benefit versus 2007 from stronger foreign currencies, partially offset by an income tax rate about 11 percentage points higher than 2007, accounting for a negative impact on the comparison of about 6 cents.

Rick Goings, Chairman and CEO of Tupperware Brands commented, "We expect our portfolio of direct selling companies to continue to act as a natural hedge to help offset negative trends that we might see in isolated markets. While we can’t control what has been going on in the world we can help mitigate its impact on our businesses. The heavy lifting for sustained growth is largely completed, we have established business units in all the emerging markets with the highest potential, we have repositioned our company from a durables direct selling company to a global portfolio of direct selling companies and our flexible business model allows us to react to changes within the market. All of these factors provide us confidence in our improved outlook for sales and profit in 2008 and going forward.”

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling premium innovative products across multiple brands and categories through an independent sales force of 2.2 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company’s stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land sales, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934. The Company does not intend to regularly update forward-looking information other than through its quarterly earnings releases or in between such releases in the event it expects earnings per share, excluding adjustment items, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers’ understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Tupperware Brands’ primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements; re-engineering costs; purchase accounting intangible asset amortization; purchase accounting intangible asset and goodwill impairment costs; and costs associated with terminating the Company’s previous credit agreement. While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company’s primary business operation. Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period. For this reason, these gains are excluded as indicated. Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards No. 146, “Accounting for Costs
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Associated with Exit or Disposal Activities” and other amounts related to rationalizing manufacturing and other re-engineering activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces, recorded in connection with the Company’s December 2005 acquisition of the direct selling businesses of Sara Lee Corporation. The amortization expense related to these assets will continue for several years; however, based on the Company’s current estimates, this amortization will decline significantly as the years progress. Similarly in connection with its evaluation of the carrying value of acquired intangible assets and goodwill in the third quarter of 2007 and second quarter of 2008, the Company has recognized impairment charges. The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years. Therefore, they are excluded from indicated financial information to also provide a more useful measure for analysis and predictive purposes.

Finally, in the third quarter of 2007, the Company entered into a new credit agreement, which triggered the non-cash write off of previously deferred debt costs and costs associated with the settlement of floating-to-fixed interest rate swaps that were hedging the borrowings under the previous agreement. These costs are also not expected to be incurred in most reporting periods and for comparison purposes have also been excluded from the indicated financial information.

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TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	June 28,	June 30,	June 28,	June 30,
(In millions, except per share data)	2008	2007	2008	2007

Net sales	$583.6	$492.9	$1,127.0	$949.8
Cost of products sold	199.3	167.6	394.1	328.8
Gross margin	384.3	325.3	732.9	621.0

Delivery, sales and administrative expense	316.8	272.2	614.6	529.8
Re-engineering and impairment charges	3.5	0.8	5.7	3.6
Impairment of goodwill and intangible assets	9.0	-	9.0	-
Gains on disposal of assets	0.6	2.1	0.6	4.6
Operating income	55.6	54.4	104.2	92.2

Interest income	1.4	0.9	2.5	2.0
Interest expense	10.1	10.9	18.8	22.7
Other expense	0.7	0.6	2.1	1.5
Income before income taxes	46.2	43.8	85.8	70.0
Provision for income taxes	10.2	8.3	17.7	14.9
Net income	$36.0	$35.5	$68.1	$55.1

Net income per common share:

Basic earnings per share:	$0.59	$0.58	$1.11	$0.91

Diluted earnings per share:	$0.56	$0.56	$1.07	$0.88

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				26 Weeks	26 Weeks
	Ended	Ended	Reported	Restated	Foreign	Ended	Ended	Reported	Restated	Foreign
	June 28,	June 30,	%	%	Exchange	June 28,	June 30,	%	%	Exchange
	2008	2007	Inc (Dec)	Inc (Dec)	Impact	2008	2007	Inc (Dec)	Inc (Dec)	Impact

Net Sales:
Europe	$203.3	$162.1	25	12	$19.9	$423.5	$340.5	24	11	$42.6
Asia Pacific	85.6	69.4	23	13	6.2	155.8	126.0	24	13	12.0
TW North America	84.2	81.5	3	1	1.9	153.7	144.1	7	4	3.3
Beauty North America	134.0	122.1	10	6	3.9	248.7	226.3	10	7	6.2
Beauty Other	76.5	57.8	32	21	5.6	145.3	112.9	29	16	12.5

	$583.6	$492.9	18	10	$37.5	$1,127.0	$949.8	19	10	$76.6

Segment profit (loss):
Europe	$29.9	$24.8	21	9	$2.6	$68.0	$53.6	27	14	$6.0
Asia Pacific	17.2	11.6	48	35	1.1	27.1	17.6	54	40	1.8
TW North America	9.4	8.3	12	9	0.3	12.4	9.5	30	26	0.3
Beauty North America	20.1	20.1	0	(4)	0.9	34.5	34.0	2	(2)	1.4
Beauty Other	(0.4)	(3.4)	(86)	(87)	(0.2)	(6.0)	(7.1)	(15)	(21)	(0.5)

	76.2	61.4	24	15	$4.7	136.0	107.6	26	17	$9.0

Unallocated expenses	(9.4)	(8.9)	7			(19.8)	(17.9)	11
Gains on disposal of assets	0.6	2.1	(73)			0.6	4.6	(87)
Re-engineering and impairment charges	(3.5)	(0.8)	+			(5.7)	(3.6)	56
Impairment of goodwill and intangible assets	(9.0)	-	+			(9.0)	-	+
Interest expense, net	(8.7)	(10.0)	(14)			(16.3)	(20.7)	(21)

Income before taxes	46.2	43.8	5			85.8	70.0	22
Provision for income taxes	10.2	8.3	23			17.7	14.9	19
Net income	$36.0	$35.5	1			$68.1	$55.1	24

Net income per common share (diluted)	$0.56	$0.56	0			$1.07	$0.88	22

Weighted Average number of diluted shares	63.6	62.9				63.3	62.4

TUPPERWARE BRANDS CORPORATION
RECONCILIATION
(In millions except per share data)

	13 Weeks Ended June 28, 2008				13 Weeks Ended June 30, 2007
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$29.9	$0.1	a	$30.0	$24.8	0.2	a	$25.0
Asia Pacific	17.2	0.4	a	17.6	11.6	0.6	a	12.2
TW North America	9.4	-		9.4	8.3			8.3
Beauty North America	20.1	1.0	a	21.1	20.1	1.5	a	21.6
Beauty Other	(0.4)	0.9	a	0.5	(3.4)	1.1	a	(2.3)
	76.2	2.4		78.6	61.4	3.4		64.8

Unallocated expenses	(9.4)	-		(9.4)	(8.9)			(8.9)
Gain on disposal of assets	0.6	(0.6)	b	-	2.1	(2.1)	b	-
Re-eng and impairment chgs	(3.5)	3.5	c	-	(0.8)	0.8	c	-
Impairment of goodwill and intangible assets	(9.0)	9.0	d	-	-	-		-
Interest expense, net	(8.7)			(8.7)	(10.0)			(10.0)
Income before taxes	46.2	14.3		60.5	43.8	2.1		45.9
Provision for income taxes	10.2	2.4	e	12.6	8.3	0.8	e	9.1
Net income	$36.0	$11.9		$47.9	$35.5	$1.3		$36.8

Net income per common share (diluted)	$0.56	$0.19		$0.75	$0.56	$0.02		$0.58

	26 Weeks Ended June 28, 2008				26 Weeks Ended June 30, 2007
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$68.0	0.2	a	$68.2	$53.6	0.5	a	$54.1
Asia Pacific	27.1	0.8	a	27.9	17.6	1.1	a	18.7
TW North America	12.4	-		12.4	9.5			9.5
Beauty North America	34.5	1.9	a	36.4	34.0	3.0	a	37.0
Beauty Other	(6.0)	1.8	a	(4.2)	(7.1)	2.1	a	(5.0)
	136.0	4.7		140.7	107.6	6.7		114.3

Unallocated expenses	(19.8)	-		(19.8)	(17.9)			(17.9)
Gain on disposal of assets	0.6	(0.6)	b	-	4.6	(4.6)	b	-
Re-eng and impairment chgs	(5.7)	5.7	c	-	(3.6)	3.6	c	-
Impairment of goodwill and intangible assets	(9.0)	9.0	d	-	-	-		-
Interest expense, net	(16.3)	-		(16.3)	(20.7)			(20.7)
Income before taxes	85.8	18.8		104.6	70.0	5.7		75.7
Provision for income taxes	17.7	3.6	e	21.3	14.9	1.9	e	16.8
Net income	$68.1	$15.2		$83.3	$55.1	$3.8		$58.9

Net income per common share (diluted)	$1.07	$0.24		$1.31	$0.88	$0.06		$0.94

(a) Amortization of intangibles of acquired beauty units.

(b) Other income of $0.6 million for the second quarter 2008 was insurance proceeds from flood damage in Indonesia. In the second quarter of 2007, there was a $2.1 million gain related to sale of excess land in Australia. In addition, in 2007, a $2.5 million gain reported in the first quarter related to insurance recovery from 2006 fire at a former manufacturing facility in Tennessee

(c) The first six months of 2008 includes $0.3 million related to the relocation of the Company's Belgium and BeautiControl manufacturing facilities, $0.5 million impairment charge for obsolete software in the South Africa beauty business, and $4.9 million for severance costs incurred to reduce headcount in the Company's BeautiControl, Belgium, France, Germany, Italy, Mexico, Malaysia, Netherlands and Philippines operations, of which $3.5 million was incurred in the second quarter. The first half of 2007 includes $1.8 million related to the relocation of the Company's BeautiControl manufacturing facility, $0.5 million for impairment charges related to facilities in Japan and Philippines, and $1.3 million related to severance costs incurred to reduce headcount in the Company's Australia, Mexico, Japan, Philippines and Switzerland operations, of which $0.8 million was recorded in the second quarter.

(d) In the second quarter of 2008, the Company reviewed the value of intangible assets of its acquired beauty businesses. As a result of this review, its Nutrimetics and Naturcare tradenames were deemed to be impaired, resulting in a non-cash impairment charge of $9.0 million.

(e) Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 23, 2008

($ in millions, except per share amounts)

	Full Year	Full Year
	2007 Actual	2008 Outlook
		Range
		Low	High

Income before income taxes	$141.4	$210.0	$214.0

% change from prior year		48%	51%

Income tax	$24.5	$48.8	$49.5
Effective Rate	17%	23%	23%

Net Income (GAAP)	$116.9	$161.2	$164.5

% change from prior year		38%	41%

Adjustments(1):
Gain on disposal of assets and insurance settlements	$(11.8)	$(13.6)	$(13.6)
Re-engineering costs	9.0	10.0	10.0
Acquired intangible asset amortization	13.6	9.5	9.5
Purchase accounting intangibles and impairment	11.3	9.0	9.0
Costs associated with implementing new credit agreement	9.6
Income tax (2)	(7.4)	(0.8)	(0.8)
Net Income (Adjusted)	$141.2	$175.3	$178.6

% change from prior year		24%	26%

Exchange rate impact (3)	15.1	-	-
Net Income (Adjusted and 2007 restated for currency changes)	$156.3	$175.3	$178.6

% change from prior year		12%	14%

Net income (GAAP) per common share (diluted)	$1.87	$2.54	$2.59

Net Income (Adjusted) per common share (diluted)	$2.25	$2.77	$2.82

Average number of diluted shares (millions)	62.6	63.4	63.4

(1)	Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)	Represents income tax impact of adjustments
(3)	2007 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 23, 2008

($ in millions, except per share amounts)

	Third Quarter	Third Quarter
	2007 Actual	2008 Outlook
		Range
		Low	High

Income before income taxes	$4.8	$33.6	$37.0

% change from prior year		600%	671%

Income tax	$(2.0)	$8.5	$9.1
Effective Rate	-42%	25%	25%

Net Income (GAAP)	$6.8	$25.1	$27.9

% change from prior year		269%	311%

Adjustments(1):
Gains on the disposal of assets and insurance settlements	$(5.5)	$(5.6)	$(5.6)
Re-engineering costs	3.0	1.2	1.2
Acquired intangible asset amortization	3.4	2.4	2.4
Purchase accounting intangibles and impairment	11.3
Costs associated with implementing new credit agreement	9.6
Income tax (2)	(5.1)	0.9	0.9
Net Income (Adjusted)	$23.4	$23.8	$26.8

% change from prior year		2%	15%

Exchange rate impact (3)	3.0	-	-
Net Income (Adjusted and 2007 restated for currency changes)	$26.4	$23.8	$26.8

% change from prior year		-10%	2%

Net income (GAAP) per common share (diluted)	$0.11	$0.39	$0.44

Net Income (Adjusted) per common share (diluted)	$0.37	$0.37	$0.42

Average number of diluted shares (millions)	62.9	63.6	63.6

(1)	Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)	Represents income tax impact of adjustments
(3)	2007 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	Jun. 28,	Dec. 29,
(In millions)	2008	2007

Assets

Cash and cash equivalents	$89.8	$102.7
Other current assets	665.3	596.8
Total current assets	755.1	699.5

Property, plant and equipment, net	274.8	266.0

Other assets	943.5	903.2

Total assets	$1,973.4	$1,868.7

Liabilities and Shareholders' Equity

Short-term borrowings and current portion of long-term debt	$21.5	$3.5
Accounts payable and other current liabilities	453.3	446.8

Total current liabilities	474.8	450.3

Long-term debt	591.5	589.8

Other liabilities	297.4	305.9

Total shareholders' equity	609.7	522.7

Total liabilities and shareholders' equity	$1,973.4	$1,868.7

Total Debt to Capital Ratio 50%
Capital is defined as total debt plus shareholders' equity

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	26 weeks ended	26 weeks ended
	June 28,	June 30,
(In millions)	2008	2007

OPERATING ACTIVITIES
Net cash provided by operating activities	$5.4	$63.8

INVESTING ACTIVITIES
Capital expenditures	(24.4)	(19.2)
Proceeds from disposal of property, plant & equipment	2.4	4.6
Proceeds from insurance settlements	7.5	3.7

Net cash used in investing activities	(14.5)	(10.9)

FINANCING ACTIVITIES
Dividend payments to shareholders	(27.1)	(26.7)
Payments to acquire treasury stock	(7.3)	-
Repayment of long-term debt and capital lease obligations	(1.8)	(68.2)
Net change in short-term debt	15.7	-
Other, net	13.6	24.5

Net cash used in financing activities	(6.9)	(70.4)

Effect of exchange rate changes on cash and cash equivalents	3.1	1.1

Net change in cash and cash equivalents	(12.9)	(16.4)

Cash and cash equivalents at beginning of year	102.7	102.2

Cash and cash equivalents at end of period	$89.8	$85.8

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
Second Quarter Ended June 28, 2008

Sales Force Statistics (a):

Segment	AVG. ACTIVE	% CHG.	TOTAL	% CHG.

Europe	105,365	8	475,603	16
Asia Pacific	43,837	14	344,892	26
TW North America	86,252	19	233,902	7
Tupperware	235,454	13	1,054,397	17

Beauty North America	376,403	10	641,891	7
Beauty Other	243,386	9	534,462	10
Beauty	619,789	9	1,176,353	8

Total	855,243	10	2,230,750	12

(a) As collected by the Company and provided by distributors and sales force.